MICHAEL D. BLANCHARD
                           ATTORNEY AT LAW
                      4100 International Plaza
                            P.O. Box 2943
                      Fort Worth, Texas  76113
                           (817) 731-0099




                                                                April 27, 1995

TNP Enterprises, Inc.
4100 International Plaza, Tower II
Fort Worth, Texas  76109


         Re: Registration Statement on Form S-8 for TNP Enterprises,
             Inc. Equity Incentive Plan and TNP Enterprises, Inc.
             Nonemployee Director Stock Plan

Ladies and Gentlemen:

    Pursuant to your request, I have examined copies of the TNP Enterprises, Inc. Equity Incentive Plan and the TNP Enterprises, Inc. Nonemployee Director Stock Plan (collectively referred to as the "Plans") adopted by TNP Enterprises, Inc. ("TNPE"). I have also examined TNPE's amended articles of incorporation, amended bylaws, and minutes of corporate proceedings contained in TNPE's minute books.

    Based upon my examination of the foregoing papers and documents, together with my examination of such other papers and documents and investigation of such matters of law as I have deemed relevant or necessary in rendering this opinion, I am of the opinion that shares of TNPE's common stock awarded under the Plans will be, upon issuance by TNPE in accordance with the terms of the Plans and the respective agreements, if any, under which such stock is awarded, duly and validly issued, fully paid, and nonassessable.

     I consent to the use of this opinion in connection with TNPE's registration statement on Form S-8 filed with the Securities and Exchange Commission to register under the Securities Act of 1933, as amended, 330,000 shares of TNPE's common stock.


                             Sincerely yours,


                             \s\ Michael D. Blanchard

                             Michael D. Blanchard, Esq.